Master Realty Properties, Inc.
410 W. 8th Street
Kansas City, MO  64105
(816) 474-9333

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be April 19, 2000

Notice is hereby given that the 1999 Annual Meeting of the Shareholders of Master Realty Properties, Inc. (the "Company") will be held at 612 Central, Kansas City, Missouri 64105, on April 19, 2000 at 10:00 a.m. for the following purposes:

1. To vote on a proposal to authorize the Board of Trustees to terminate the Company's election to qualify as a real estate investment trust under the Internal Revenue Code of 1986 in the event that they determine it to be in the best interest of the Shareholders.

2.In the event that Proposal 1 above is passed by the Shareholders, and in the event that the Board of Trustees determines that such election is in the best interest of the Shareholders, to vote on a proposal to amend and restate the Bylaws of the Company to remove references to the Company's status as a real estate investment trust under the Internal Revenue Code of 1986.

3.To vote on a proposal to amend the Bylaws to provide for a stock transfer restriction for the purposes of protecting the Company's net operating losses pursuant to Delaware Corporation Code Section 202.

4.To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

5.To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 2000.

6.To transact such other business as may properly come before the Annual
 Meeting.

The close of business on March 27, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting. It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the enclosed Proxy Card, either in the enclosed envelope or by fax t
(816) 474-5720.

Please be advised that the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1999 is included with this mailing to all shareholders of record.

By Order of the Board of Trustees

Byron Constance, Secretary


Master Realty Properties, Inc.
410 W. 8th Street
Kansas City, Missouri  64105

Proxy Statement for
Annual Meeting of Shareholders
To Be Held April 19, 2000


This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Master Realty Properties, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 19, 2000, at 612 Central, Kansas City, Missouri 64105 at 10:00 a.m., and at any adjournment thereof. The approximate mailing date of this Proxy Statement and the accompanying proxy is March 27, 2000. ANY PROXY MAY BE REVOKED IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

At the Annual Meeting, the Shareholders will be asked to consider and act upon the following:

1.To vote on a proposal to authorize the Board of Trustees to terminate the
 Company's election to qualify as a real estate investment trust under the Internal Revenue Code of 1986 in the event that they determine it to be in the best interest of the Shareholders.

2.In the event that Proposal 1 above is passed by the Shareholders, and in the event that the Board of Trustees determines that such election is in the best interest of the Shareholders, to vote on a proposal to amend and restate the Bylaws of the Company to remove references to the Company's status as a real estate investment trust under the Internal Revenue Code of 1986.

3.To vote on a proposal to amend the Bylaws to provide for a stock transfer restriction for the purposes of protecting the Company's net operating losses pursuant to Delaware Corporation Code Section 202.

4.To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

5.To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 2000.

6.To transact such other business as may properly come before the Annual
Meeting.

In addition to the solicitation of proxies by mail, officers and other representatives of the Company may solicit the return of proxies by telephone, telegraph or personal contact. The Company will bear the expense of preparing, printing, assembling and mailing this Proxy Statement and accompanying material to its Shareholders and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy solicitation material to beneficial owners.

Pursuant to Section 3.8 of the Bylaws of the Company and Section 2.31 of the Delaware Corporation Code, the Board of Trustees is required to appoint an Inspector of Election. The Board of Trustees has appointed Thomas H. Trabon as the Inspector of Election (the "Inspector of Election") of the Annual Meeting. The Inspector of Election shall determine the outstanding Common and Preferred shares of the Company, the number of shares represented at the Annual Meeting and the existence of a quorum. The Inspector of Election shall receive votes, proxies, ballots and consents, will count and tabulate all votes and determine the result. The Inspector of Election will determine the authority, validity and effect of each proxy, hear and determine all challenges and questions and do all other ministerial acts as may be proper to conduct the election or vote with fairness to all Shareholders.

In connection with all meetings of Shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a Shareholder are kept confidential, except that disclosure may be made (i) to allow the Inspector of Election to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. Comments written on proxies, consents or ballots may be transcribed and provided to the Secretary of the Company with the name and address of the Shareholder without reference to the vote of the Shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment.

When you sign and return the enclosed Proxy, the shares represented thereby will be voted for the nominees for Trustee listed on the Proxy, and for the approval of Mayer, Hoffman & McCann as the Company auditors unless otherwise indicated on the Proxy. A vote of the Shareholders owning more than 50 percent of the outstanding Common and Preferred Shares, voting without regard to class, shall be required to approve Proposals 1, 2 and 3. Only Shareholders voting in favor of Proposal 3 will be subject to the provisions contained therein.

At December 31, 1999, the Company's outstanding voting stock consists of 1,215,809 shares of Common Stock and 28,425 shares of Preferred Stock. Only holders of stock of record at the close of business on March 27, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting.

The Company is mailing its annual report for the year ended December 31, 1999 together with this Proxy Statement and the enclosed Proxy commencing on March 27, 2000, to shareholders entitled to vote at the Annual Meeting.

A majority of the Company's outstanding voting Common Stock and Preferred Stock, represented in person or by proxy, is necessary to constitute a quorum to take action at the Annual Meeting. Cumulative voting is not permitted. A Shareholder who abstains from voting on any or all proposals will be included in the number of Shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of nominees for trustee or other proposals. In the absence of a quorum, the holders of shares representing a majority of the voting power of the shares represented at the Annual Meeting have the power to adjourn the annual meeting without further notice, other than by announcement at the Annual Meeting at the time of its adjournment.

All references in this Proxy Statement to the Company's last fiscal year refer to the period from January 1, 1999 to December 31, 1999.

SHAREHOLDER PROPOSALS

Subject to the rules of the Securities Exchange Act of 1934, any Shareholder who intends to submit a proposal for action at the Annual Meeting must be a record or beneficial owner of at least 1percent or $1,000 in market value of securities entitled to be voted at the Annual Meeting and must have held such securities for at least one year. Further, the Shareholder must continue to own such securities through the date on which the Annual Meeting is held. Currently, the 2000 Annual Meeting of Shareholders is scheduled to be held in March, 2001. To be considered for inclusion in the proxy material for the next Annual Meeting, proposals must be received by the Secretary of the Company at 410 W. 8th Street, Kansas City, Missouri 64105 on or before November 18, 2000.

PROPOSAL 1
Proposal to Terminate the Company's Election to Qualify as a Real Estate Investment Trust Under the Internal Revenue Code of 1986

You are being asked to give the Board of Trustees the authority to terminate the Company's election to be treated as a real estate investment trust under the Internal Revenue Code of 1986 in the event that they deem such a termination to be in the best interest of the Shareholders.
Termination of the Company's REIT status will not have any immediate adverse tax consequences on the Company or its shareholders (due to the existence of a $26,000,000.00 net operating loss), and will allow the Company to create shareholder value in the form of increased income through the Development Transactions described below (sheltered by the net operating loss), which income would not be available to the Company if it continues to maintain it's REIT status.

The Development Transactions

The Company and the Board of Trustees have recognized an opportunity to increase shareholder value in the form of participation in the rehabilitation of certain historical and other real estate projects in the downtown Kansas City, Missouri area. The Company, has currently identified several properties which are available for redevelopment in accordance with the Standards for Rehabilitation for Historic Structures as published by the United States Department of Interior (collectively, the "Projects"). The Company, by participating in the development of these Projects, could realize income benefits associated with fees earned in connection with federal and state tax credits, as well as an ongoing ownership in the Projects. It is anticipated that each Project will be structured in the form of ownership by a limited partnership, in which the Company will have (directly and/or indirectly) a general partner ownership interest and an unrelated third party will make limited partnership investment. It is anticipated that the
 Company will be required to contribute a portion of its fee income as capital in consideration of its partnership interest in the ownership entity. The Independent Trustees, together with Company counsel and independent accountants, are currently evaluating the Company's potential involvement with respect to the Projects. It is anticipated that these Projects will be developed in conjunction with affiliated entities that have presented these opportunities to the Company.

In the event that the Independent Trustees determine that it is in the Company's best interest to participate in the development of these Projects, the income generated and payable to the Company will not be characterized as "qualified income" for a real estate investment trust under the Internal Revenue Code. Accordingly, in order for the Company to take advantage of this potentially profitable opportunity, it must terminate its REIT status or its REIT status will be revoked by law for excessive unqualified fee income. This revocation has the same tax effect as a voluntary termination.

There is no immediate tax consequence to the Shareholders or to the Company as a result of the termination of REIT status and continuation as a C corporation. Income will create tax at the Company level only after utilization by the Company of all net operating losses, which are in excess
of $26,000,000.00.   If the Board of Trustees elect to pay dividends, these
distributions will likely be a return of capital at the Shareholder level.
In addition, unlike a real estate investment trust, there is no requirement for a C-corporation to distribute earnings. If the Company remained a "C" corporation after the utilization of its net operating loss and elected to sell its assets, any gain from this sale would be subject to corporate tax at the Company level and all distributions of the proceeds from the sale would be subject to tax at the Shareholder level. As a REIT only the Shareholders would be taxed on a sale of the Company's assets after utilization of the Company's net operating loss. In the event that the Shareholders approve Proposal 1, and the Board of Trustees elects to terminate the REIT status, the tax status will terminate upon filing notice of such termination with the Internal Revenue Service. The Company will be prohibited from re-electing REIT status for a period of five (5) years. The Board of Trustees believes that the income derived from the Development Transactions will outweigh any long term disadvantages to terminating the REIT status. PROPOSAL 2Proposal to Amend and Restate the Company's Bylaws to Remove References to the Company's Status as a Real Estate Investment Trust

Provided the shareholders approve Proposal 1, and the Board of Trustees elects to terminate the Company's REIT status, you are also being asked to approve the amendment of the Bylaws to remove any reference to the Company's current status as a real estate investment trust and to give the Board of Trustees the authority to re-elect REIT status in the future, should it deem it to be in the best interest of the Company. Amendment of the Bylaws to reflect such a change is necessary to maintain the accuracy and integrity of the Company's organizational documents. The form of the proposed Amended and Restated Bylaws is included with this proxy statement.

Section 13.1 of the Company's Bylaws states that "[T]he Trustees, by a majority vote, may amend these Bylaws to change the name of the Fund or to alter the provisions hereof with respect to Trustee meetings, Trustee compensation, registration and transfer of Shares, lost share certificates or distribution record dates. All other amendments to these Bylaws shall require the Majority Vote of the Shareholders".

The effect of amending and restating the Bylaws is to make them applicable to the business operations of the Company upon its election to terminate its REIT status. In the event that the Shareholders do not vote to approve Proposal 1, the Bylaws will remain unchanged.

PROPOSAL 3
Proposal to Amend the Company's Bylaws to Provide for a Stock Transfer Restriction for the Purposes of Protecting the Company's Net Operating Losses Pursuant to Delaware Corporation Code Section 202

As a REIT, 50percent or more ownership of the Company cannot be held by fewer than 5 individuals. In order to prevent a violation of this requirement, the Company has adopted an "Excess Share" provision, which is contained in Section
7.9 of the current Bylaws. Generally, this Section limits the ownership of Company stock by any individual to no more than 9.9percent. Upon approval by Proposals 1 and 2 above, the underlying purpose for this section (to protect against the loss of REIT status) will be eliminated.

The Board has determined that enacting a similar provision to restrict the change in ownership of the Company's shares is paramount. As a result of past transactions, the Company currently has a significant net operating loss (the "NOL"). Management has recognized the potential value of the NOL to the Company and obtained a detailed analysis of the NOL from the Company's independent accountants. It is anticipated that the present value of the NOL is approximately $5,200,000.00 to $7,100,000.00, depending on the timing of the
NOL utilization. The NOL may be the single most important asset of the
Company, and is critical to the pursuit of the Company's  business plan and the potential increase in Shareholder value. The utilization of the NOL is subject to substantial reduction in the event that a "change of ownership" (under Section 382 of the Internal Revenue Code) occurs within a three (3)
year period.  This reduction is in the form of an annual limitation which could diminish the value of the NOL as much as ninety percent (90percent).
The change of ownership is a 50 percentage point change in the ownership group made up of those shareholders who own 5percent or more of the Company's stock. If a change of ownership does occur, the annual utilization of the NOL is limited to the product of the applicable federal rate (approximately 6 percent)
and the value of the Company.     Accordingly, it is important to the business
plan of Company that the NOL be protected from reduction by virtue of shareholder transfers. The Trustees, officers and certain major
Shareholders, representing a majority of the outstanding shares of the Company, have recognized the importance of protecting this asset and have agreed to enter into an agreement whereby they will not sell any shares of the Company beneficially owned by them for a period of five (5) years. The sole purpose of this agreement is to limit the change in ownership of the Company's shares, so as to protect the value of the NOL.

Section 7.9 of the Bylaws currently contains an ownership restriction which limits any shareholder from owning more than 9.9percent of the Company stock. The purpose of this restriction was to prevent the Company from being owned by 5 or fewer individuals, which is a requirement for real estate investment trusts under the Internal Revenue Code. In the event that Proposals 1 and 2 are approved by the shareholders, this restriction would be eliminated. The Board of Trustees recommends that a similar restriction be put in place for the purpose of protecting the NOL. The restriction would not limit a shareholder's ability to sell their shares, only their ability to obtain more than 4.9percent of the Company's shares. The proposed restriction would read as follows:

7.9Shareholders' Disclosure; Trustees' Right to Refuse to Transfer Shares; Limitation on Holdings; Repurchase of Shares.

(a)..The Shareholders shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of the Shares as the Trustees deem necessary to comply with the provisions of this Section.

b.Whenever it is deemed by them to be reasonably necessary to protect the tax attributes of the Company (including, without limitation, net operating losses), the Trustees may require a statement or affidavit from each proposed transferee of Common or Preferred Shares setting forth the number of Common and Preferred Shares already owned by him and any related person specified in the form prescribed by the Trustees and, in connection therewith, if the proposed transfer shall cause the transferee to hold Excess Shares (as defined below), the Trustees shall have the right, but not a duty, to refuse to transfer the Shares to the proposed transferee. All contracts for the sale or other transfer of Shares of Common or Preferred Stock shall be subject to this provision.


(c).From and after the date of this amendment, notwithstanding any other provision of these Bylaws to the contrary and subject to the provisions of
Section 7.9(f), the Company may prohibit any person from directly or indirectly acquiring ownership (beneficial or otherwise) in the aggregate of more than 4.9percent of the outstanding Common or Preferred Shares of the Company (the "Limit"). Either Common or Preferred Shares owned by a person or group of persons in excess of the Limit at any time shall be deemed
"Excess Shares." If any person knowingly holds Excess Shares and the tax attributes of the Company are damaged, such person shall indemnify the Company for the full amount of any damages and expenses (including increased corporate taxes, attorneys' fees and administrative costs) resulting from violation of this Section. For the purposes of this Section 7.9, "person" shall have the meaning set forth in Section 7701(a)(1) of the Code and shall also mean any partnership, limited partnership, syndicate or other group deemed to be a "person" pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and a person shall be deemed to own (i) Shares actually owned by such person, (ii) Shares constructively owned by such person after applying the rules of Section 544 of the Code, and (iii) Shares of which such person is beneficial owner as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934. All Common and Preferred Shares which any person has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into either Common or Preferred Shares, if any, shall be considered outstanding for purposes of the Limit if such inclusion will cause such person to own more than the Limit.

(d)The Company may require a holder of Excess Shares to sell the Excess
Shares within 30 days of written notice given by the Company to such holder. If the holder does not sell the Excess Shares within such 30-day period, the Board of Trustees shall have the right to (i) prohibit the holder from voting the Excess Shares, (ii) place any dividends on such Excess Shares in an escrow account for payment when those Shares are no longer classified as Excess shares and (iii) repurchase any or all Excess Shares as set forth below.
The Company may prohibit the exercise of any option, warrant or right to purchase either Common or Preferred Shares if such exercise would result in any person holding Excess Shares or if the person so exercising already holds Excess Shares.

(e)After the 30-day period provided in Section 7.9(d), the Trustees, by notice of the holder thereof, may cause the Company to repurchase any or all Shares that are Excess Shares (including Shares that remain or become Excess Shares because of the decrease in outstanding Shares resulting from such repurchase), provided that such repurchase complies with the Delaware Corporate Statute, and from and after the date of giving of such notice of repurchase ("Repurchase Date") the Shares called for repurchase shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares excepting only the right to payment by the Company of the repurchase price determined and payable as set forth below. The Company shall not be required to purchase or redeem any exercised option, warrant or right to purchase either Common or Preferred Shares which is restricted against exercise in accordance with this Section. The repurchase price of each Excess Share called for repurchase shall be its fair market value as reflected by the mean between the average per Share closing bid and asked prices during the 30 calendar day period ending on the business day prior to the Repurchase Date, or if there have been no published bid quotations and no published asked quotations with respect to such Shares during such 30 calendar day period, the repurchase price shall be the price determined by the Trustees in good faith. Payment of such purchase price shall be made by delivery to the holder of a non-interest bearing promissory note of the Company payable to the holder only to the extent that the Company has funds legally available for such purchase and only if such payment under the note would not otherwise reduce the Distributions payable to the other Shareholders as if the Excess Shares were still outstanding.

(f)The Trustees in their discretion may exempt from the Limit ownership of certain designated Common or Preferred Shares while owned by a person who has provided the Trustees with evidence and assurance acceptable to the Trustees that the tax attributes, including net operating loss, would not be jeopardized thereby. Restrictions of the type proposed are authorized by corporate law. Section 202 of the Delaware General Corporation Code specifically authorizes the restriction on the transfer of a company's shares for the purposes of maintaining or preserving any tax attribute, including net operating losses. Under Delaware law, only these Shareholders who vote in favor of Proposal 3 will be subject to the restriction contained therein, provided Proposal 3 is approved by the Shareholders.

PROPOSAL 4
Election of Trustees

Pursuant to the Articles of Incorporation of the Company, the Board of Trustees is divided into two classes. A First Class Trustee is elected to hold office for one year, or until the next Annual Meeting following their election. A Second Class Trustee is elected to hold office for two years, or until the next Annual Meeting following their election. The Bylaws of the Company provide that the number of Trustees shall be between 3 and 9, the exact number to be determined by a majority of the entire Board of Trustees. The Board of Trustees has set this number at 7.

Three Trustees are to be elected at the Annual Meeting, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as Trustees unless the Shareholder indicates to the contrary on the proxy. Management expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Trustees to fill any such vacancy. There are no arrangements or understandings between any of the listed trustees, or any other persons, pursuant to which any of thetrustees have been selected as such. The following table sets forth the name and age of each nominee for election to the Board of Trustees the principal occupation of each during the past five (5) years and the period during which each has served as a Trustee. Each nominee is currently serving as a Trustee.

Name                Age       Principal Ocupation    Trustee Since
John J. Bennett     56        Chairman of the Board         1988
                              And President of Master
                              Realty Properties, Inc.

Richard Polcari,    64        Private Investor              1991
Independent Trustee

James Trimmer,      68        Private Investor              1991
Independent Trustee

Byron Constance,    74        Private Investor              1991
Independent Trustee

The following is a biographical summary of each of the Company's Trustees and Executive Officers:

John J. Bennett, 56, has served as Chairman of the Board, an Affiliated Trustee and President of the Company since 1988. His is also the President of Master Realty Corp., Master Mortgage Realty II, Inc., Master Mortgage Realty, III, Inc., Master Mortgage Realty V, Inc., and Soho III, Inc., and the Vice President of Master Mortgage Realty IV, Inc., River Market Venture, Inc., and Real Estate Equities, Inc, all of which are wholly owned subsidiaries of the Company. Mr. Bennett served as a Director and President of Benchmark Management Group, Inc. from May, 1994 until December, 1996. Benchmark is the general partner of Foxridge Limited Partnership, a Kansas limited partnership, that filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in September, 1998. A final decree was issued in this matter in September, 1999.

Roger E. Buford, 51, has served as an Affiliated Trustee since 1995. He is also the Executive Vice President and a shareholder of Embassy Properties, Inc., which provides management services to most of the Company's assets and Embassy Hotel Management Company, Inc., the lessee of the Company's hotel properties. Mr. Buford has been the Vice President and Secretary of Recon Development Company since 1993. Recon Development Company is a development and construction management firm which supervises all maintenance, building improvements, marketing and construction for several of the Company's assets. It also provides, through contractual relationships with Embassy Properties, Inc. and Embassy Hotel Management Company, Inc., property management assistance to certain properties in which the Company is either owner or a lender. Mr. Buford is also the President or Metro West Properties, Inc., which is a real estate brokerage licensed in both Missouri and Kansas. Metro West Properties is the general partner of Soho Office Center, L.P. and Soho West V, L.P. and
is a limited partner in New Historic Suites Partners, L.P. and Soho West III,
 L.P. The Company either has an ownership interest in or holds a mortgage on the properties owned by each of these entities. Mr. Buford is also the Executive Vice President of Benchmark Management Group, Inc., a wholly owned subsidiary of Embassy Properties, Inc.  Benchmark Management Group,
Inc. is the general partner in Foxridge Limited Partnership, a Kansas limited partnership that filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in September, 1998. A final decree was issued in this
matter in September, 1999.   Mr. Buford was a general partner in Tiffany Plaza
South, L.P. and Tiffany Plaza Associates, L.P., both Missouri limited partnerships. An involuntary petition under Chapter 11 of the United States Bankruptcy Code was filed on behalf of both these entities in January, 1998.
A final decree was issued in this matter in January, 1999.

Richard Polcari, 64, has been an Independent Trustee since 1991. He has served as the Chief Executive Officer and President of the Sandrick Associates, Inc., an investment firm, from 1976 to present.

Robert K. Brown, 55, has been an Independent Trustee and Treasurer of the Company since 1996. He has been a partner in Floyd R. Brown & Co., a certified public accounting firm in Independence, Missouri, since 1969.
Mr. Brown is also a Co-Manager of Wellington, LLC, a Kansas limited liability company, of which the Company has a 20percent ownership interest.

Byron Constance, 73, has been an Independent Trustee and Secretary of the Company since 1991. He was a Partner in the law firm of Constance, Stewart & Cook in Independence, Missouri, from 1949-1995. He is currently of counsel to Stewart, Cook, Constance, Stewart & Minton. He is also the President of I-470 Development, Inc., a shopping center development company.

James Trimmer, 68, has been an Independent Trustee since 1991. He acted as the Chief Executive Officer of Precise Forms, Inc., a manufacturing company in Kansas City, Missouri, from 1968 to 1995.

James Threatt, 73, has been an Independent Trustee since 1995. Mr. Threatt held the position of Assistant City Manager of Kansas City, Missouri from James A. Threatt and Associates, a private consulting firm. He also serves on the Board of Directors of the Downtown Minority Development Corporation.

Thomas H. Trabon, 50, has been the Executive Vice President of the Company since 1991. He is also the President and a shareholder in Trabon Consulting company, an accounting service firm located in Kansas City, Missouri. He is also a partner in Trabon & Company, a certified public accounting firm located in Kansas City, Missouri, which provides accounting services to the Company. He is also the President of River Market Venture, Inc. and Master Mortgage Realty IV, Inc., and the Vice President of Master Mortgage Realty II, Inc., Master Mortgage Realty V, Inc., Master Realty Corp., Mezzanine, Inc., Soho, Inc. and Master Mortgage Realty VI, Inc., all of which are wholly owned subsidiaries of the Company.

PROPOSAL 5
Ratification of the Appointment of Mayer, Hoffman & McCann as the Auditors for the Company for 2000.

The Company retained Mayer, Hoffman & McCann as its independent certified public accountants effective 1990, and they have been selected to continue in such capacity for the current fiscal year.

If the foregoing appointment of Mayer, Hoffman & McCann is not ratified by the Shareholders, the Board of Trustees will appoint other independent accountants whose appointment for any period subsequent to the 2000 Annual Meeting of Shareholders will be subject to approval of Shareholders at that meeting.

Representatives of Mayer, Hoffman & McCann will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

What does the Board of Trustees recommend that you do in response to Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5?

The Board of Trustees believes that Proposal 1 is in the best interest of the Company and its stockholders and recommends that you vote for the approval of Proposal 1.

The Board of Trustees believes that Proposal 2 is in the best interest of the Company and its stockholders and recommends that you vote for the approval of Proposal 2.

The Board of Trustees has unanimously approved the amendment of the Bylaws to provide for a stock transfer restriction for the purposes of protecting the Company's NOL. The Board believes that Proposal 3 is in the best interest of the Company and its stockholders and recommends that you vote for the approval of Proposal 3.

The Board of Trustees has recommended that the Shareholders of the Company vote for each of the Nominees listed above.

The Board of Trustees has recommended that the Shareholders of the Company vote for the appointment of Mayer, Hoffman & McCann as the auditors of the Company for 2000.

BENEFICIAL OWNERSHIP

Under the Securities Exchange Act of 1934, a person is deemed a beneficial owner if he/she has the right to acquire beneficial ownership of stock within sixty (60) days, whether upon the exercise of a stock option or otherwise.
The following table sets forth information regarding the beneficial ownership of the Company's shares by the Trustees, nominees for Trustee, management and five percent beneficial owners as of December 31, 1999. Each individual listed is a Trustee, other than Dr. Richard Padula, who is a 5percent beneficial owner, and Thomas H. Trabon, who is the Executive Vice President of the Company.

BOARD OF TRUSTEES

Meetings and Committees of the Board of Trustees

During the Company's last fiscal year, the Board of Trustees met, either in person or telephonically, three times. All members of the Board of Trustees were present at each meeting, except Mr. Threatt, who did not attend any meetings in 1999 (due to health reasons) and Mr. Polcari who attended one of the three board meetings.

During the Company's last fiscal year, the Independent Trustees were paid their reasonable expenses incurred in connection with their services as Trustees, including, without limitation, travel to and attendance at each meeting of the Board of Trustees, as well as each Annual Meeting of the Shareholders. In addition, each Independent Trustee received a $7,500.00 annual fee and $500.00 per meeting. At the option of each Independent Trustee, these fees may be paid in Company securities based on current market value.

The Affiliated Trustees do not receive compensation for services rendered as a member of the Board of Trustees.

                    Amount of Beneficial       Percentage of Beneficial
Name                Ownership Preferred        Ownership Preferred

John J. Bennett
3850 W. 171st
Stilwell, KS  66085         0.00                       0.00

Byron Constance
3729 S. Union
Independence, MO  64055     0.00                       0.00

Richard Polcari
27 Thayer Road
P.O. Box 79191
Belmont, MA  02179           75(3)                     0.2


James E. Trimmer
3130 Wheeling
Kansas City, MO  64129     0.00(5)                     0.00

Robert K. Brown
3200 South M-291 Hwy.
Independence, MO  64057    0.00                        0.00

Dr. Richard Padula
6420 Prospect, Ste T-211,
Kansas City, MO  64132     0.00                        0.00

Thomas H. Trabon
3441 West 131st Street
Leawood, KS  66209         0.00                        0.00

Roger E. Buford
37055 Shawnee Mission
Overland Park, KS 66205    0.00                        0.00

Executive Officers and Trustees
as a Group (7 persons)     75                          0.2

                 Amount of Beneficial       Percentage of Beneficial
Name                Ownership Common       Ownership Common

John J. Bennett
3850 W. 171st
Stilwell, KS  66085      117,750(1)                    8.7

Byron Constance
3729 S. Union
Independence, MO  64055   31,500(2)                    2.3

Richard Polcari
27 Thayer Road
P.O. Box 79191
Belmont, MA  02179       131,400(4)                    9.7

James E. Trimmer
3130 Wheeling
Kansas City, MO  64129   139,593(6)                   10.4

Robert K. Brown
3200 South M-291 Hwy.
Independence, MO  64057   50,325(7)                   0.00

Dr. Richard Padula
6420 Prospect, Ste T-211,
Kansas City, MO  64132   109,500(8)                   8.1

Thomas H. Trabon
3441 West 131st Street
Leawood, KS  66209        50,250                      3.7

Roger E. Buford
37055 Shawnee Mission
Overland Park, KS 66205   37,231                      2.8

Executive Officers and Trustees
as a Group (7 persons)  558,049                      41.4

*Percentage is calculated based on 1,347,421 Common Shares, which includes
 131,612 shares currently outstanding in the form of convertible debentures.

1.Includes 1,875 shares held in American Fiduciary Corp. 401(K) Plan;
 900 shares held in family trusts; and 25,500 shares held in individually directed account.

2.Includes 12,900 shares held jointly with spouse and 11,550 shares held in individually directed account.

3      Owned by Lewco Securities, Inc.

4.Includes 75 shares owned by family members.

5.Includes 21,525 shares held in spouse's trust; 4,800 shares held by Precise Forms, Inc.

6.Includes 43,200 shares held in Floyd R. Brown, Jr. and Company Profit Sharing Plan and Trust.

7.Includes 5,250 shares held in spouse's trust.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires executive officers, directors, trustees, and persons who beneficially own more than 10percent of the Company's shares, to file with the Securities Exchange Commission reports of ownership and changes in ownership of Common stock of the Company. Officers, directors, trustees and greater than 10percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company, the Company believes that, during the 1999 fiscal year, all filings were made timely.


EXECUTIVE COMPENSATION

Report on Executive Compensation

All issues relating to executive officer compensation are addressed by the Independent Trustees, who are responsible for establishing, reviewing and revising the compensation structure for the Company's executive officers. This report is submitted by the Independent Trustees, none of which are employees or former employees of the Company.

This report is being included pursuant to the Securities and Exchange Commission rules designed to enhance disclosure of public companies' executive compensation policies.

The elements of the Company's executive compensation program consists of competitive base salaries, together with an incentive bonus pool based upon the scope of the employee's duties and the relationship of these duties to the
performance of the Company and competitive benefits.   The Company's objective
is to determine a compensation package which is sufficient to attract, motivate and retain executives of outstanding ability and potential. The Company's compensation package is designed and administered to support the Company's business objectives.

In general, it is the policy of the Independent Trustees to fix executive base salaries at levels at the median amount paid to executives with similar qualification, experience and responsibilities at other comparable businesses. Executives' base salaries are subjectively determined by individual performance evaluations and potential future contributions to the Company
It is also the policy of the Independent Trustees to provide an attractive ncentive bonus pool to the Company's executives. The result of these policies is to provide the Company's executives with attractive total compensation, but with a large amount of such compensation at risk and dependent upon continuously improving the Company's performance.

Base Salaries. Each executive officer's base salary is based on the recommendations of the Independent Trustees. Base salaries are intended to be competitive with those paid to senior executives at other real estate investment trusts with less than $200 million in assets whose property focus is in diversified properties and are determined in a manner that takes into account an individual's performance and contributions to the Company and the Company's operating performance. The Company's employee base compensation policy is subjective in nature and is not based on any specific formula.

Bonus Pool.  The Company's Bonus Pool consists of:

(1)an amount equal to one-half of one percent (1/2 of 1percent) of the increase in the net assets of the Company during the calendar year. Net assets are defined as the gross assets of the Company determined on a consolidated basis in the certified audited financial statements, less all reserves provided for in those financial statements;

(2)an amount equal to the calculated return defined as twenty percent (20percent) of the Company's increase in equity in a calendar year that exceeds the base return defined as three percent (3percent) over the average one (1) year treasury bill rate in effect at the end of each quarter of the calendar year applied to the average equity of the Company for the calendar year. The amounts owed under this subsection shall be payable over a three year term beginning with the year immediately after the computation year ("Deferral Payments"). However, to the extent the Company recognizes a net decline in the equity in any subsequent year or the actual calculated return does not exceed the base return, any Deferral Payment will be offset by the calculated negative return taking into consideration the equity declines or the less than expected returns; and

(3)an amount based on subjective criteria or special performance as determined by the Board of Trustees of the Company.

Distributions of the Bonus Pool are made, in the sole discretion of the President, on a quarterly basis to Company employees, and may be made either in cash or Company securities. There were no distributions made pursuant to the Bonus Pool in 1999.

Respectfully submitted,


Byron Constance
Richard Polcari
Robert K. Brown
James E. Trimmer
James I. Threatt

The following table sets forth certain compensation information as to the Chief Executive Officer and Executive Vice President of the Company for each of the years ended December 31, 1997, 1998 and 1999. There are no other compensated executive officers of the Company.


Name and Principal                                         All Other
Position           Year      Salary         Bonus (1)    Compensation (4)

John J. Bennett,
Chairman of        1999      $250,000.00  $152,355.42(2)   $ 30,000.00
the Board,         1998      $207,796.54  $649,832.00(3)   $ 30,000.00
President          1997      $192,602.70  $225,435.00      $225,546.00

Thomas H. Trabon,  1999      $149,241.63  $  5,975.41       $23,851.39
Executive Vice     1998      $133,570.00  $ 27,425.00       $23,526.14
President          1997      $123,850.00  $ 45,000.00       $61,788.50

(1)Bonuses calculated under the Bonus Pool, the terms of which are specified in the Report on Executive Compensation. No bonuses were earned in 1999.

(2)Includes $5,975.41 bonus earned and expensed in 1998 and paid in 1999; $146,380.01 bonus earned in 1994, 1995, 1996 and 1997, expensed in 1996 and 1997 and paid 1999.

(3)Includes bonuses earned in 1994, 1995, 1996 and 1997 and expensed in 1996 and 1997.

(4)The following chart represents other compensation to Mr. Bennett and Mr. Trabon in 1997 through 1999.

                    John J. Bennett           Thomas H. Trabon
            1997     1998      1999     1997           1998      1999
Defined
Contribution
Plan      $30,000 $30,000   $30,000   $25,042.50  $23,526.14  $23,851.39

Securities
Bonus    195,546  480.000*        0    36,746.00           0           0

Total Other
Compensation
         $225,546 $510,000  $30,000   $61,788.50  $23,526.14  $23,851.39

Employment Contracts

The Company renewed an Employment Agreement with Mr. Bennett for a period of five (5) years. Pursuant to the terms of the Employment Agreement, Mr. Bennett's base salary is $250,000.00 per year. In addition, the Company agreed to negotiate increases in base salary and bonus compensation based on (i) comparable salaries and benefits then provided to the chief executive officers of other business enterprises similar to the business of the Company; (ii) objective performance criteria of the Company, including, without limitation, total shareholder returns, return on equity and growth in funds from operations; and (iii) other special circumstances which would warrant a further increase in base salary or bonus compensation. As an employee of the Company, Mr. Bennett is entitled to participate in the Bonus Pool.

In the event that the Employment Agreement is terminated by the Company because of the misconduct of Mr. Bennett, the mental or physical disability of Mr. Bennett or the voluntary or involuntary liquidation or sale of the assets of the Company, the Company will pay to Mr. Bennett all compensation accrued up to the date of such termination, liquidation or sale. In addition, if the Employment Agreement is terminated due to Mr. Bennett's mental or physical disability, the Company will pay a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement. In the event that the Employment Agreement is terminated by the Company for any other reason, the Company is obligated to pay Mr. Bennett all compensation accrued up to the event of such termination and a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, the Company did not have a Compensation Committee. The Independent Trustees are responsible for advising Management on matters pertaining to compensation arrangements for executive employees, as well as administration of the Company's bonus pool. Mr. Bennett participated in the deliberations of the Independent Trustees concerning executive officer compensation.

PERFORMANCE GRAPH

The Securities Exchange Act of 1934 requires that the Company provide a line graph comparing, over a five year period, cumulative shareholder return against an acceptable industry index. However, it must be noted that the data listed below is market weighted and that, to the Company's knowledge, stock of the Company has not been publically traded during the period covered by this Proxy Statement. Due to the non-existence of a public market for the shares, the computation of value shown is not according to market value.
The following graph compares the performance of the Company's shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100.00 invested on December
30, 1993 in the Company's shares, the S & P 500 Index and the peer group index, and assumes the reinvestment of dividends. The comparisons in this table are not intended to forecast or be indicative of any future performance of the Company's shares.

Comparison of Five year Cumulative Total Return
December 31, 1993 through December 31, 1999

         12/93    12/94    12/95   12/96    12/97    12/98   12/99
355                                                            ?
293                                                    ?
228                                           ?
193                                           A
171                                  ?
160                                  A
159                                                     A
152                                                            A
139                          ?
118                          A
103               A
101               ?
100     A?M

0                      M        M       M        M        M       M
            12/93    12/94    12/95   12/96    12/97    12/98   12/99


                12/93    12/94    12/95   12/96    12/97    12/98   12/99
M-Master Realty
Properties, Inc. 100      0         0      0         0       0        0

? S&P 500
    Index        100    101.31   139.23  171.19    228.32  293.57  355.30

A-All Equity
  REITS          100    103.17   118.92  160.86    193.45  159.59  152.22

CERTAIN TRANSACTIONS

The Company engages Embassy Properties, Inc., a Kansas corporation ("EPI"), to manage most real estate assets of the Company. EPI is an experienced property management company employing approximately 200 people. The management services include, among other things, rent billing and collection, leasing, maintenance, construction supervision, compliance with regulatory statutes and rules, loan servicing, human resource administration and property disposition. In 1999, the Company paid EPI $ 351,150 in fees.
Janet Gatz-Bennett, John Bennett's spouse, is the President and majority shareholder of EPI and Roger E. Buford, an Affiliated Trustee of the Company, is the Executive Vice President and a minority shareholder of EPI. The Board of Trustees has determined that the Company's relationship with EPI is on terms as favorable to the Company as would be available from a non-affiliated party.

Under regulations governing real estate investment trusts, the Company is not allowed to operate hotels. Accordingly, the Company has entered into lease agreements for its hotel properties with Embassy Hotel Management Co., Inc. ("EHM"), a Missouri corporation wholly owned by EPI. Roger E. Buford, an Affiliated Trustee of the Company, is Executive Vice President of EHM.
The Company believes the lease terms and provisions are as favorable to the Company as would be available from a non-affiliated party. EHM paid a total of $2,001,000 in lease payments to the Company and affiliates of the Company in 1999.

EHM is indebted to the Company in the amount of $760,490.00 in connection with amounts due under the hotel leases and funds advanced for operations of the hotel properties.

The Company owns a 20percent ownership interest in Wellington, LLC, a Kansas limited liability company ("Wellington"). The remaining ownership interests of Wellington are owned by certain members of the Board of Trustees. Wellington owns a 99percent limited partnership interest in Foxridge, L.P., a Kansas limited partnership ("Foxridge"). The general partner of Foxridge, Benchmark Management Group, Inc., a Missouri corporation, is owned by EPI. The Company has guaranteed bank debt of Wellington.

The Company is a Co-General Partner in B & F Properties, L.P., a Missouri limited partnership ("B&F"). B&F owns certain real and personal property located in Kansas City, Missouri which is to be rehabilitated by MRP Historic Development Company, a Missouri general partnership ("MRP Historic"). The Company is a 33percent owner in MRP Historic. The remaining ownership interests in MRP Historic are owned equally be Recon Development, Inc., a Missouri corporation ("Recon") and Embassy Properties, Inc., a Missouri corporation ("EPI").

Under the terms of the Company's Chapter 11 Plan of Reorganization, certain individuals, or qualified plans under which they participated, who held the Company's Convertible Subordinated Debentures (the "Debentures") participated In the Company's Alternative Treatment Plan (the "ATP"). Under the terms of the ATP, these individuals or entities converted all or part of their Debentures, together with an equal cash contribution, into a direct loan participation interest in a collateral pool loan. On September 1, 1997, the participants in the ATP accepted a Promissory Note from the Company, which note is to be repaid on September 1, 2000 (the "Note"). It bears interest at the rate of 9percent, which interest is payable quarterly. The following reporting persons and/or their qualified retirement plans or affiliated entities currently have the following outstanding balances under the Note:

John J. Bennett     $366,977.62
Robert K. Brown     $  58,856.95
Dr. Richard Padula  $126,542.43

John Bennett, President and Affiliated Trustee of the Company, advanced the Company $200,000.00 under the ATP in 1999.

In 1999, the Company paid to Recon Development Company, a Missouri corporation, $133,736 for tenant improvement services provided to various properties owned by the Company. Recon Development Company is controlled by Roger E. Buford, an Affiliated Trustee of the Company.

In 1999, the Company sold to Bennett Family Partners, L.L.C., an affiliate of John Bennett, the President and Affiliated Trustee of the Company,
128 limited partnership units in Opp IX, L.P., a Missouri limited partnership for the sum of $172,800. The Board of Trustees determined that these limited partnership units were a non-strategic asset of the Company and this purchase was unanimously approved by the Independent Trustees on September 21, 1999. There was no gain or loss on the sale.

In 1999, the Company sold to Bennett Family Partners, L.L.C., an affiliate of John Bennett, the President and Affiliated Trustee of the Company, forty-eight (48) limited partnership units in Opp X, L.P., a Missouri limited partnership for the sum of $18,373.00. The Board of Trustees determined that these limited partnership units were a non-strategic asset of the Company and this purchase was unanimously approved by the Independent Trustees on September 21, 1999. There was no gain or loss on the sale.

Other Matters

The Board of Trustees does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement.

Financial Statements

The financial statements of the Company, in comparison form for the years ended December 31, 1999, is contained in the 1999 Annual Report to Shareholders, a copy of which is enclosed with this Proxy Statement.

By Order of the Trustees

John J. Bennett, President